Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No.’s 333-237516, 333-239750, 333-268085, 333-269777, 333-271526, 333-272278, 333-274155, and 333-274331), Form S-3 (No.’s 333-251177, 333-239845, 333-234787, 333-233433, 333-254535, 333-257776, 333-267211 and 333-268231) and Form S-8 (Nos. 333-253339, 333-261040, 333-265060, 333-228327, 333-271520, 333-274154) of our report (which contains an explanatory paragraph relating to the WiSA Technologies, Inc.’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated April 1, 2024, relating to the consolidated financial statements of WiSA Technologies, Inc., which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

April 1, 2024